COMPANY CONTACT: Doug Atkinson Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Company Emerges from Bankruptcy

Houston, TX – April 25, 2016 - Swift Energy Company (“Swift” or the “Company”) (OTC PINK: SFYWQ-FORMER) announced it has completed its financial restructuring and emerged from Chapter 11. The Company officially concluded its reorganization after completing all required actions and satisfying the remaining conditions to its Plan of Reorganization, which was confirmed by the US Bankruptcy Court for the District of Delaware by order dated March 31, 2016. In conjunction with its emergence from Chapter 11, the Company closed on its new $320 million senior secured credit facility and on its sale of certain assets in Central Louisiana to TEXEGY LLC.

Chief Executive Officer Terry Swift stated, “We are pleased to announce the successful completion of our financial restructuring in a relatively prompt timeframe. Through this restructuring, we have developed a more disciplined, efficient organization and greatly improved our balance sheet.

Our noteholders’ continued support and willingness to invest in our company were critical to our emergence as was the agreement by our reserve-based lenders to provide the financing we needed to exit Chapter 11 and operate our business into the future.

I’d like to specifically extend my sincerest gratitude to our employees who exhibited an unwavering commitment and dedication throughout this process. I’d also like to extend my appreciation to our former board of directors and advisors who worked tirelessly to ensure a quick and successful restructuring.”

Terry Swift continued, “With our emergence comes a new era for Swift, and while we are excited to have this process behind us, we must continue in our efforts to further improve our operations and maximize the value of our assets. We face the future with a renewed sense of energy and enthusiasm and look forward to working with our new board of directors and investor base to execute on our strategic plans.”

Details of the restructuring and debt agreements will be provided in an 8-K which can be viewed on the Company’s website or the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov. The Company has set up a hotline to answer questions about the restructuring. The hotline can be accessed by dialing (281) 874-2153. The Company has also posted FAQs regarding the distribution of New Common Stock and Warrants on its website at www.swiftenergy.com.

Swift has been advised throughout this process by the law firm of Jones Day, investment bank Lazard, and financial advisor Alvarez & Marsal.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas and, to a lesser extent, the onshore and inland waters of Louisiana.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

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